EXHIBIT 99.1

At eGames, Inc.                 At The Financial Relations Board:
-------------------------       ------------------------------------------------
Jerry Klein                     Glenn Sapadin (212) 661-8030 (General Inquiries)
President & CEO                 Jean Young (212) 661-8030 (Investor Inquiries)
(215) 750-6606 (Ext. 118)       Deanne Eagle (212) 661-8030 (Media Inquiries)
Tom Murphy
Vice President & CFO
(215) 750-6606 (Ext. 113)

For Immediate Release

                     eGAMES ANNOUNCES REVENUE GROWTH OF 25%
                         IN FISCAL 2000 SECOND QUARTER

Fiscal 2000 2Q Highlights
-------------------------
o  Net sales increase 25%, to $4.5 million
o  Company reports net income of $601,000, or $0.06 per diluted share
o Successfully penetrates food and drug chains with broad selection of eGames products
o  Receives initial orders from more than a dozen new retail chains
o eGames browsers serve over 72 million advertising impressions during first half January

Langhorne, PA - January 20, 2000 - eGames, Inc. (Nasdaq: EGAM), a leading publisher and developer of Family Friendly(TM), value-priced computer software games for players of all ages, today announced results for the second quarter and first six months of fiscal 2000, ended December 31, 1999.

For the second quarter of fiscal 2000, the Company's net sales increased 25% to $4.5 million, compared to $3.6 million for the second quarter of fiscal 1999.
This increase in sales primarily reflects shipments to new customers, particularly those in the food and drug retail channels. Of note, international sales for the fiscal 2000 second quarter were flat compared to the second quarter of fiscal 1999 as a result of pricing pressures and increased competition primarily in the United Kingdom.

The Company's fiscal 2000 second quarter gross and operating margins were 65.5% and 16.8% respectively, representing a decrease from the 68.5% and 25.4% margins reported in the fiscal 1999 second quarter. This decrease in year-to-year margins reflects increased marketing and promotional costs associated with the Company's strategy to expand into new retail outlets and the hiring of additional sales staff to meet the needs of the Company's rapidly expanding distribution channels. Importantly, both gross and operating margins increased sequentially over the 61.1% and 16.3% gross and operating margins reported for the fiscal 2000 first quarter. On a sequential basis, the Company's margins benefited from improved economies of scale as it more deeply penetrated newer markets, leading to increased unit sales volumes.

                                     -more-

Net income for the fiscal 2000 second quarter was $601,000, or $0.06 per diluted share, compared to net income of $847,000, or $0.09 per diluted share for the fiscal 1999 second quarter. The bottom-line decrease reflects the effect of flat international sales; continued distribution issues related to the Company's relationship with GT Interactive's Value Products division in serving the large national mass merchandisers in the United States and other costs related to changes in the Company's business model resulting from the launch of its direct-to-market sales strategy in April 1999.

For the first six months of fiscal 2000, ended December 31, 1999, net sales increased 41.2% to $8.6 million compared to net sales of $6.1 million for the six-month period ended December 31, 1998. Net income decreased slightly to $1.2 million, or $0.12 per share, compared to $1.3 million, or $0.13 per share, for the first six months of fiscal 1999. It's noteworthy that gross sales for the first six months of fiscal 2000 were $10,485,000 before provisions for returns and other allowances of $1,846,000, whereas for the same six month period a year ago gross sales were $6,278,000 before provisions for returns and other allowances of $161,000. The increase of $1,685,000 in the provisions for returns and other allowances is a result of the Company's shift to its direct-to-market sales strategy.

Among the Company's new retail partnerships established during the Company's fiscal 2000 second quarter are relationships with The Walgreen Company, Eckerd Corporation, Pathmark Stores, Inc., Duane Reade Inc, Community Distributors (d.b.a. Cost Cutters and Drug Fair), Wakefern (d.b.a. ShopRite), The Wiz, Exel Technologies, K's Merchandise, CompuTech, RCS, Nebraska Furniture Mart, A&B Sound, Multi Micro, and eToys.

"We are very excited about our accomplishments during the first half of fiscal 2000. Our ability to build significant new retail relationships, including those with major national food and drug chains, demonstrates the mass appeal of our Family Friendly products. This expanded reach into new, non-traditional software channels position us for continued growth in these sectors," said Jerry Klein, President and CEO of eGames.

"Our ability to successfully expand our retail distribution channels has lessened the impact of GT's declining distribution revenues. Of note, GT remains the exclusive software distributor to Wal-Mart, Target, and Kmart for eGames, as well as dozens of other software publishers. This said, we are working with GT to improve distribution in these channels. The demand continues to be strong, we simply need to get more product on the shelves of these major national retailers. In the meantime, we have proven our ability to maintain our strong revenue growth and profitability, despite these external challenges," Continued Mr. Klein.

Mr. Klein went on to say, "The fiscal second quarter has witnessed some very positive developments with regard to the successful implementation of our business strategy. Perhaps most importantly, we are beginning to see the fruits of our partnership with Conducent, Inc., which has enabled eGames to incorporate advertising and Internet functionality into our eGames software products. This is accomplished by embedding Conducent's proprietary ad-serving technology into eGames' game offerings via our own browser-like interface that provides access to the game play, product demos, ads, and internet links. Every time a game user logs on to the Internet, the ads are updated and ad serving information is sent back to Conducent's server.

                                     -more-

"Although modest at this point, Conducent's technology is beginning to generate incremental advertising revenue through corporate sponsors that have purchased linkable banner and interstitial ads. We are working towards increasing this potential revenue stream in subsequent quarters as more information is available from Conducent that proves the value of our browser," said Mr. Klein.

For the first half of January alone, installed eGames browsers have served more than 72 million advertising impressions according to Conducent's reporting. At this pace, the Company believes that ad impressions could increase significantly during the third quarter as more eGames products containing the advertising-enabled browser enter the marketplace.

"Our Family Friendly, value-priced gaming software continues to be well received by retailers and consumers alike," continued Mr. Klein. "Our non-exclusive distribution strategy has enabled us to emerge as a stronger company with a significantly broader reach. Of note, our games are presently available in approximately 24,000 retail locations throughout North America, compared to less than 12,000 at this time last year. Going forward, we are focused on continuing our strong sales growth, while translating more of each sales dollar to the bottom line through leveraging our fixed expenses as we more deeply penetrate existing retail relationships. As a result, we expect that fiscal 2000 will represent our most profitable year to date."

As of December 31, 1999 the Company's balance sheet had improved from the end of its fiscal year at June 30, 1999. Specifically, at December 31, 1999, the Company had $4.3 million in working capital, long-term debt of $310,000, and stockholders' equity of $4.6 million.

eGames, Inc., headquartered in Langhorne, PA, develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and personal productivity. The Company promotes the eGames(TM), Game Master Series(TM), Multi-Pack and Galaxy of Home Office Help(TM) brand names in order to generate customer loyalty, encourage repeat purchases and differentiate the eGames Software products to retailers and consumers.

  Additional information regarding eGames, Inc. can be found on the Company's web site at www.egames.com.
                                 --------------


This press release contains certain forward-looking statements, including without limitation, statements regarding the Company's ability to continue to expand distribution of its products into the non-traditional software channels; the Company's ability to generate advertising revenue as a result of its partnership with Conducent, Inc.; increases in ad impressions from Conducent-powered ads in the Company's products during the third quarter of fiscal 2000; improvements to the Company's gross profit and operating margins; the Company's ability to continue to increase sales; and the success of eGames' sales and distribution strategy. The actual results achieved by eGames and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the following important factors, among others, could cause the Company's actual results to differ materially from those expressed in this press release: the Company's ability to continue to enter into new distribution and direct sales relationships on commercially acceptable terms; the allocation of adequate shelf space for the Company's products in major chain retail stores; successful sell-through results for the Company's products at retail stores; the amount of unsold product that is returned to the Company by retail stores; downward pricing pressure; fluctuating costs of developing, producing and marketing the Company's products; the Company's ability to license or develop quality content for its products; the timeliness and success of developing and selling products; the acceptance by the market of the Company's products; consumers' continuing demand for value-priced personal computer software; competition; the ability to create successful strategic partnerships and implement the Company's Internet strategy; and various other factors described in the Company's reports, including Form 10-KSB for the year ended June 30, 1999 and Form 10-QSB for the quarter ended September 30, 1999, filed by eGames with the Securities and Exchange Commission.

                            -financial tables follow-
                                  eGames, Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)


                                                   Three months ended               Six months ended
                                                       December 31,                   December 31,
                                              ----------------------------    ----------------------------


                                                  1999            1998            1999            1998
                                                  ----            ----            ----            ----
Net sales                                     $  4,521,390    $  3,611,126    $  8,638,965    $  6,117,326

Cost of sales                                    1,561,637       1,136,731       3,164,945       2,017,308
                                              ------------    ------------    ------------    ------------

Gross profit                                     2,959,753       2,474,395       5,474,020       4,100,018

Operating expenses:
    Product development                            220,745         236,965         463,592         442,632
    Selling, general and administrative          1,980,596       1,318,861       3,581,002       2,298,503
                                              ------------    ------------    ------------    ------------

        Total operating expenses                 2,201,341       1,555,826       4,044,594       2,741,135
                                              ------------    ------------    ------------    ------------

Operating income                                   758,412         918,569       1,429,426       1,358,883

Interest expense, net                               (4,977)        (13,632)        (10,077)        (24,281)
                                              ------------    ------------    ------------    ------------

Income before income taxes                         753,435         904,937       1,419,349       1,334,602

Provision for income taxes                        (152,107)        (57,967)       (241,402)        (84,267)
                                              ------------    ------------    ------------    ------------

Net income                                    $    601,328    $    846,970    $  1,177,947    $  1,250,335
                                              ============    ============    ============    ============




Net income per common share:
            - basic                           $       0.06    $       0.09    $       0.12    $       0.13
                                              ============    ============    ============    ============
            - diluted                         $       0.06    $       0.09    $       0.12    $       0.13
                                              ============    ============    ============    ============

Weighted average common shares
    outstanding - basic                          9,697,486       9,469,031       9,665,729       9,445,680

Dilutive effect of common stock equivalents        437,493         189,156         439,866         171,234
                                              ------------    ------------    ------------    ------------

Weighted average common shares
    outstanding - diluted                       10,134,979       9,658,187      10,105,595       9,626,914
                                              ============    ============    ============    ============


                                  eGames, Inc.
                           Consolidated Balance Sheet
                                   (Unaudited)

                                                                    As of
                                                                 December 31,
                                   ASSETS                            1999
Current assets:
   Cash and cash equivalents                                    $   858,656
   Accounts receivable, net of allowances totaling $1,763,373     4,530,277
   Inventory                                                      1,438,631
   Prepaid expenses                                                  73,748
                                                                -----------
          Total current assets                                    6,901,312

Furniture and equipment, net                                        327,758
Other assets                                                        384,930
                                                                -----------
          Total assets                                          $ 7,614,000


                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Note payable                                                 $    52,218
   Accounts payable                                               1,351,127
   Accrued expenses                                               1,219,504
   Capital lease obligations                                         21,820
                                                                -----------
          Total current liabilities                               2,644,669

Capital lease obligations                                            11,465
Note payable                                                        148,386
Convertible subordinated debt                                       150,000
                                                                -----------
          Total liabilities                                       2,954,520

Stockholders' equity:

   Common stock, no par value (40,000,000 shares authorized;
          9,977,675 issued and 9,745,775 outstanding)             9,122,432
   Additional paid in capital                                     1,148,550
   Accumulated deficit                                           (5,090,221)
   Treasury stock, at cost - 231,900 shares                        (501,417)
   Accumulated other comprehensive loss                             (19,864)
                                                                -----------
          Total stockholders' equity                              4,659,480
                                                                -----------
          Total liabilities and stockholders' equity            $ 7,614,000
                                                                ===========